Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Posts Solid Third-Quarter Results Including Record Third-Quarter Salt Earnings
Company Narrows Full-Year Guidance

Third-Quarter Highlights:

•	Salt segment posts record-setting third-quarter earnings

•	Consolidated operating earnings up 3 percent

•	Net income on par with 2014 adjusted results

•	Margin improvement for the fifth consecutive quarter
OVERLAND PARK, Kan. (October 27, 2015) –Compass Minerals (NYSE: CMP), a leading producer of essential minerals, posted solid third-quarter 2015 earnings driven by record performance in its salt segment.

“The resilience of our company was demonstrated yet again as strong commercial performance in our salt business offset softness in our plant nutrition segment stemming from weakness in the broader agricultural market,” said Fran Malecha, Compass Minerals’ president and CEO. “With a record-setting volume result in our North American highway deicing bid season, our salt business is poised to continue improving its profitability through the end of the year and into 2016. Despite near-term challenges in plant nutrition demand, premium specialty fertilizers remain a very attractive segment of the agricultural market, and we’re well-positioned to serve a condensed fall season.”

Third-quarter net income was $27.0 million, or $0.80 per diluted share. This compares to 2014 net income of $87.9 million, or $2.60 per diluted share. The 2014 result included a gain from the final insurance settlement related to a 2011 tornado that struck the

Compass Minerals Reports Earnings

company’s operations in Goderich, Ontario. Excluding this special item, net earnings in the prior-year quarter were $27.3 million, or $0.81 per diluted share.

The salt segment earned a record $45.0 million in operating earnings which was 31 percent above prior-year adjusted results. Plant nutrition segment earnings declined 54 percent.

Consolidated operating earnings increased 3 percent from prior year (excluding the tornado insurance recovery).

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Sales	$232.7	$240.5	$809.4	$849.1
Sales less shipping and handling costs (product sales)	$179.5	$183.0	$613.5	$616.1
Operating earnings	$40.8	$123.0	$149.5	$203.4
Operating earnings, excluding special items(a)	$40.8	$39.7	$149.5	$120.1
Operating margin, excluding special items(a)	18%	17%	18%	14%
Net earnings	$27.0	$87.9	$100.8	$137.4
Net earnings, excluding special items(a)	$27.0	$27.3	$100.8	$81.9
Diluted earnings per share	$0.80	$2.60	$2.97	$4.07
Diluted earnings per share, excluding special items(a)	$0.80	$0.81	$2.97	$2.27
EBITDA(b)	$64.7	$146.1	$216.3	$259.7
Adjusted EBITDA(b)	$60.4	$59.7	$207.3	$177.3

(a)
The three and nine months ended September 30, 2014, includes a pre-tax gain of $83.3 million ($60.6 million after tax) from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011. These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

(b)	Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

SALT SEGMENT
Salt segment sales rose 3 percent to $179.9 million principally due to a 7 percent year-over-year increase in sales volumes. Highway deicing sales volumes increased 11 percent as a result of

Compass Minerals Reports Earnings

normalized U.K. demand following weakness the prior year and an increase in rock salt sales to chemical customers in North America. Consumer and industrial sales volumes declined 2 percent.

The average price for highway deicing products dropped 3 percent due to an increased mix of lower-priced sales to chemical customers this year compared to 2014, while consumer and industrial pricing was similar to prior year.

Continued execution of the segment's strategy to simplify the business, improved product mix, as well as better operating rates at our U.K. mine drove significant year-over-year improvements in per-unit product costs. Profitability was further enhanced by lower fuel prices which reduced per-unit shipping and handling costs. These factors lifted salt segment EBITDA* to $56.1 million, a 22 percent increase from last year’s adjusted result of $45.8 million. The prior-year result excludes an $82.3 million gain from insurance proceeds resulting from the 2011 Goderich tornado.

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Sales	$179.9	$175.4	$612.9	$647.3
Sales less shipping and handling (product sales)	$131.4	$123.8	$434.8	$435.6
Operating earnings	$45.0	$116.7	$143.1	$187.0
Adjusted segment operating earnings	$45.0	$34.4	$143.1	$104.7
Operating margin*	25%	20%	23%	16%
Adjusted Segment EBITDA*	$56.1	$45.8	$176.0	$138.2
Sales volumes (in thousands of tons):
Highway deicing	1,618	1,460	6,476	7,192
Consumer and industrial	600	612	1,573	1,823
Total salt	2,218	2,072	8,049	9,015
Average sales prices (per ton):
Highway deicing	$55.62	$57.19	$59.32	$53.24
Consumer and industrial	$149.82	$150.16	$145.39	$145.04
Total salt	$81.10	$84.65	$76.14	$71.80
*The three and nine months ended September 30, 2014, include an $82.3 million gain from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011. These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

Compass Minerals Reports Earnings

PLANT NUTRITION SEGMENT
Weakness in the broader agricultural market in North America led to a 22 percent decline in plant nutrition sales volumes from 2014 results. This was partially offset by a 2 percent increase in average selling price more than explained by continued strength in sulfate of potash pricing. As a result, the plant nutrition segment generated $50.2 million in revenue, a 20 percent decline from the third quarter of 2014.

Third-quarter plant nutrition EBITDA was $16.4 million, down from $26.1 million in the year-ago period. Earnings this quarter were pressured by the lower sales volumes as well as higher production costs. This higher cost was due to the planned use of additional sourced potassium feedstock following last year’s poor solar evaporation season.

Plant Nutrition Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Sales	$50.2	$62.7	$187.9	$194.4
Sales less shipping and handling (product sales)	$45.5	$56.8	$170.1	$173.1
Operating earnings	$8.8	$19.0	$46.4	$53.2
Operating margin	18%	30%	25%	27%
Segment EBITDA	$16.4	$26.1	$68.1	$73.2
Sales volume (in thousands of tons)	67	86	249	291
Average sales price (per ton)	$751	$736	$756	$669

OTHER FINANCIAL HIGHLIGHTS
Selling, general and administrative expense held steady with prior-year results, while interest expense declined 2 percent. Additional gains from foreign exchange increased other income to $4.3 million from $3.1 million in the third quarter of 2014.

Income taxes of $12.7 million represented an effective tax rate of 32 percent. This rate increase resulted from changes in the expected jurisdictions of full-year earnings. For the full year, the company expects a tax rate of approximately 28 percent.

Compass Minerals Reports Earnings

OUTLOOK
The company has narrowed its full-year EPS guidance to $5.20 - $5.50 from $5.10 - $5.60 per diluted share based on the following assumptions:

•
Salt segment margin optimization strategies, including our highway deicing bid season results, and lower fuel costs are expected to yield an improved segment operating margin in the fourth quarter versus the prior year.

•
An average winter in the company's served market is expected to increase highway deicing sales volumes above prior year levels. This expectation is a result of securing increased highway deicing commitments in North America. Average pricing for Compass Minerals awarded bids is down approximately 7 percent from 2014 results.

•
Plant nutrition sales volumes are expected to improve sequentially as growers initiate fall fertilizer applications, but volumes are likely to remain below last year's result. Average selling prices for these products are expected to increase sequentially due to product sales mix changes.

2015 OUTLOOK: FULL YEAR EPS - $5.20 to $5.50
Salt Segment	4Q15
Volumes	4.2 million to 4.6 million tons
Average Selling Price (per ton)	$74 to $77
Operating Earnings Margin	33% to 35%
Plant Nutrition Segment
Volumes	80,000 to 100,000
Average Selling Price (per ton)	$760 to $790
Operating Earnings Margin	24% to 26%
Corporate	FY15
Corporate and Other Expense	~$52 million
Interest Expense	~$23 million
Capital Expenditures	$210 to $230 million
Effective Tax Rate	~28%

Compass Minerals Reports Earnings

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, Oct. 28, at 9:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 1143303. Outside of the U.S. and Canada, callers may dial 913-643-4075. The replay can also be accessed by phone for seven days at 888-203-1112, conference ID 1143303 Outside of the U.S. and Canada, callers may dial 719-457-0820.

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	External Communications Manager
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Compass Minerals Reports Earnings

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The

Compass Minerals Reports Earnings

calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following table.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors, including weather conditions, pressure on prices and impact from competitive products, any inability by us to fund necessary capital expenditures, foreign exchange rates, and the cost and availability of transportation for the distribution of our products. For further information on these and other risks and uncertainties that may affect our business, see the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2014. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net earnings	$27.0	$87.9	$100.8	$137.4
Gain from insurance settlement, net of taxes (1)	—	(60.6)	—	(60.6)
Costs of early debt redemption, net of taxes(2)	—	—	—	5.1
Net earnings, excluding special items	$27.0	$27.3	$100.8	$81.9

(1)
In the three and nine months ended September 30, 2014, the company recorded an $83.3 million gain ($60.6 million after applicable income taxes) from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

(2)	In June 2014, the company redeemed early $100 million in senior notes for pre-tax costs of $6.9 million ($5.1 million after applicable income taxes).

Reconciliation for Operating Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Operating earnings	$40.8	$123.0	$149.5	$203.4
Gain from insurance settlement(1)	—	(83.3)	—	(83.3)
Net earnings, excluding special items	$40.8	$39.7	$149.5	$120.1

(1)
In the three and nine months ended September 30, 2014, the company recorded an $83.3 million gain ($60.6 million after applicable income taxes) from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

Compass Minerals Reports Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net earnings	$27.0	$87.9	$100.8	$137.4
Interest expense	5.4	5.5	16.1	14.4
Income tax expense	12.7	32.7	41.6	50.7
Depreciation, depletion and amortization	19.6	20.0	57.8	57.2
EBITDA	$64.7	$146.1	$216.3	$259.7
Adjustments to EBITDA:
Gain from insurance settlement(1)	—	(83.3)	—	(83.3)
Other (income) expense(2)	(4.3)	(3.1)	(9.0)	0.9
Adjusted EBITDA	$60.4	$59.7	$207.3	$177.3

(1)
In the three and nine months ended September 30, 2014, the company recorded an $83.3 million gain from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

(2)	In June 2014, the company redeemed early $100 million in senior notes for pre-tax costs of $6.9 million.

Reconciliation for Salt Segment Operating Earnings and Adjusted EBITDA (unaudited) (in millions)
	Three months ended September 30		Nine months ended September 30,
	2015	2014	2015	2014
Segment Operating Earnings	$45.0	$116.7	$143.1	$187.0
Gain from insurance settlement (1)	-	(82.3)	-	(82.3)
Segment adjusted operating earnings	$45.0	$34.4	$143.1	$104.7
Depreciation, depletion and amortization	11.1	11.4	32.9	33.5
Adjusted Segment EBITDA	$56.1	$45.8	$176.0	$138.2

(1)
In the three and nine months ended September 30, 2014, the company reported a gain from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario.

Reconciliation for Plant Nutrition Segment EBITDA (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Segment Operating Earnings	$8.8	$19.0	$46.4	$53.2
Depreciation, depletion and amortization	7.6	7.1	21.7	20.0
Segment EBITDA	$16.4	$26.1	$68.1	$73.2

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Sales	$232.7	$240.5	$809.4	$849.1
Shipping and handling cost	53.2	57.5	195.9	233.0
Product cost	111.5	33.2	381.7	336.5
Gross profit	68.0	149.8	231.8	279.6
Selling, general and administrative expenses	27.2	26.8	82.3	76.2
Operating earnings	40.8	123.0	149.5	203.4

Other (income) expense:
Interest expense	5.4	5.5	16.1	14.4
Other, net	(4.3)	(3.1)	(9.0)	0.9
Earnings before income taxes	39.7	120.6	142.4	188.1
Income tax expense	12.7	32.7	41.6	50.7
Net earnings	$27.0	$87.9	$100.8	$137.4

Basic net earnings per share	$0.80	$2.60	$2.98	$4.07
Diluted net earnings per share	$0.80	$2.60	$2.97	$4.07
Cash dividends per share	$0.66	$0.60	$1.98	$1.80

Weighted-average common shares outstanding (in thousands): (1)
Basic	33,696	33,575	33,668	33,542
Diluted	33,708	33,601	33,687	33,566

(1)
Excludes participating securities. Participating securities include options, PSUs and RSUs that receive non-forfeitable dividends. Net earnings were allocated to 182,000 and 197,000 participating securities for the three and nine months ended September 30, 2015, respectively, and 209,000 and 214,000 participating securities for the three and nine months ended September 30, 2014.

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	September 30,	December 31,
	2015	2014

ASSETS
Cash and cash equivalents	$119.1	$266.8
Receivables, net	138.1	213.0
Inventories	268.7	199.0
Other current assets	28.3	23.9
Property, plant and equipment, net	762.9	700.9
Intangible and other noncurrent assets	211.6	233.6
Total assets	$1,528.7	$1,637.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$3.9	$3.9
Other current liabilities	172.1	233.8
Long-term debt, net of current portion	619.6	622.5
Deferred income taxes and other noncurrent liabilities	113.1	123.4
Total stockholders' equity	620.0	653.6
Total liabilities and stockholders' equity	$1,528.7	$1,637.2

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Nine Months Ended
	September 30,
	2015	2014
Net cash provided by operating activities	$95.1	$129.7

Cash flows from investing activities:
Capital expenditures	(154.4)	(83.5)
Acquisition of a business	—	(86.5)
Insurance receipts for investment purposes, Goderich tornado	—	19.4
Other, net	(0.9)	3.1
Net cash used in investing activities	(155.3)	(147.5)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	250.0
Principal payments on long-term debt	(2.9)	(101.4)
Premium and other payments to refinance debt	—	(5.5)
Deferred financing costs	—	(4.1)
Dividends paid	(67.0)	(60.6)
Proceeds received from stock option exercises	2.3	6.1
Excess tax benefit (deficiency) from equity compensation awards	0.1	(0.2)
Net cash provided by (used in) financing activities	(67.5)	84.3

Effect of exchange rate changes on cash and cash equivalents	(20.0)	(6.1)

Net change in cash and cash equivalents	(147.7)	60.4
Cash and cash equivalents, beginning of the year	266.8	159.6
Cash and cash equivalents, end of period	$119.1	$220.0

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three Months Ended September 30, 2015	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$179.9	$50.2	$2.6	$232.7
Intersegment sales	—	1.6	(1.6)	—
Shipping and handling cost	48.5	4.7	—	53.2
Operating earnings (loss)	45.0	8.8	(13.0)	40.8
Depreciation, depletion and amortization	11.1	7.6	0.9	19.6
Total assets (as of end of period)	898.2	568.9	61.6	1,528.7

Three Months Ended September 30, 2014	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$175.4	$62.7	$2.4	$240.5
Intersegment sales	0.3	1.5	(1.8)	—
Shipping and handling cost	51.6	5.9	—	57.5
Operating earnings (loss)	116.7	19.0	(12.7)	123.0
Depreciation, depletion and amortization	11.4	7.1	1.5	20.0
Total assets (as of end of period)	970.1	517.7	58.7	1,546.5

Nine Months Ended September 30, 2015	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$612.9	$187.9	$8.6	$809.4
Intersegment sales	0.1	5.1	(5.2)	—
Shipping and handling cost	178.1	17.8	—	195.9
Operating earnings (loss)(2)	143.1	46.4	(40.0)	149.5
Depreciation, depletion and amortization	32.9	21.7	3.2	57.8

Nine Months Ended September 30, 2014	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$647.3	$194.4	$7.4	$849.1
Intersegment sales	0.7	4.7	(5.4)	—
Shipping and handling cost	211.7	21.3	—	233.0
Operating earnings (loss)(2)	187.0	53.2	(36.8)	203.4
Depreciation, depletion and amortization	33.5	20.0	3.7	57.2

(1)
Corporate and Other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for Corporate and Other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology and finance functions.

(2) The salt segment and corporate and other include a gain of $82.3 million and $1.0 million, respectively, in the three and nine months ended September 30, 2014 resulting from an insurance settlement related to a tornado at its salt facilities in Goderich, Ontario in August 2011.